Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of Splunk Inc. as of January 31, 2022:

Entity Name	Jurisdiction
Splunk Cayman Holding Ltd.	Cayman Islands
Splunk Information Technology (Shanghai) Co., Ltd.	Shanghai, PRC
Splunk Ireland Limited	Ireland
Splunk Services Australia Pty. Ltd.	Australia
Splunk Services Belgium BV	Belgium
Splunk Serviços do Brasil Ltda.	Brazil
Splunk Services Canada ULC	British Columbia, Canada
Splunk Services Cayman Ltd.	Cayman Islands
Splunk Services Czech Republic s.r.o.	Czech Republic
Splunk Services Estonia OÜ	Estonia
Splunk Services France SAS	France
Splunk Services FZ-LLC	Dubai, UAE
Splunk Services Germany GmbH	Germany
Splunk Services Hong Kong Limited	Hong Kong
Splunk Services India Private Limited	India
Splunk Services Israel Ltd.	Israel
Splunk Services Japan GK	Japan
Splunk Services Korea	Republic of Korea
Splunk Services LLC	Delaware, U.S.
Splunk Services Malaysia Sdn. Bhd.	Malaysia
Splunk Services Netherlands B.V.	The Netherlands
Splunk Services New Zealand Limited	New Zealand
Splunk Services Poland sp. z.o.o.	Poland
Splunk Services Singapore Pte. Ltd.	Singapore
Splunk Services South Africa (PTY) Ltd.	South Africa
Splunk Services Sweden AB	Sweden
Splunk Services UK Limited	United Kingdom
Splunk Technology Consulting (Beijing) Co., Ltd.	Beijing, PRC
Caspida, Inc.	Delaware, U.S.
Drastin Inc.	Delaware, U.S.
Flowmill LLC	Delaware, U.S.
Omnition LLC	Delaware, U.S.
Phantom Cyber Corporation	Delaware, U.S.
Phantom International, LLC	Delaware, U.S.
Rigor, Inc.	Delaware, U.S.
SignalFx Australia Pty Ltd	Australia
SignalFx France SARL	France
SignalFx Germany GmbH	Germany
SignalFx LLC	Delaware, U.S.
SignalFx Netherlands B.V.	The Netherlands
SignalFx Sweden AB	Sweden
SignalFx UK Limited	United Kingdom
Streamlio, Inc.	Delaware, U.S.
SignalSense, Inc.	Washington, U.S.
TruSTAR Technology, Inc.	Delaware, U.S.
VictorOps, Inc.	Delaware, U.S.